Exhibit 99.1

FOR IMMEDIATE RELEASE

December 19, 2007

Contacts: (Analysts) Kris Wenker (763) 764-2607

(Media) Kirstie Foster (763) 764-6364

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2008 SECOND QUARTER

Net Sales Increased 7 Percent to $3.70 Billion

Diluted Earnings Per Share Grew to $1.14 Including Product Recall Expenses

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the second quarter of fiscal 2008. Net sales for the 13 weeks ended Nov. 25, 2007, rose 7 percent to $3.70 billion. Segment operating profits essentially matched last year’s second quarter at $716 million, including higher input costs, a 10 percent increase in consumer marketing investment and $20 million pre-tax expense associated with a product recall of frozen pepperoni pizza. Net earnings totaled $391 million including restructuring and associated costs of $20 million pre-tax, $13 million after tax. Diluted earnings per share (EPS) totaled $1.14, up 6 percent from $1.08 a year ago. Product recall expenses reduced 2008 second-quarter EPS by 4 cents.

Through the first six months of 2008, General Mills’ net sales increased 7 percent to $6.78 billion. Segment operating profits grew 4 percent to $1.29 billion. Net earnings through six months grew 4 percent to $679 million. Diluted EPS for the year to date totaled $1.95 per share, up 8 percent from $1.81 in last year’s first half.

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Chief Executive Officer Ken Powell said, “Our worldwide operations are continuing to generate good growth in fiscal 2008. Each of our three business segments reported net sales gains for the second quarter and first half. And segment operating profits were up 4 percent through the first six months despite significant input cost inflation, recall expenses and double-digit growth in our consumer marketing investment. This performance has us on track to achieve our full-year growth targets.”

U.S. Retail Segment Results

Second-quarter net sales for General Mills’ U.S. Retail operations grew 3 percent to $2.52 billion. Unit volume fell 2 percent and operating profits declined 2 percent to $584 million. Product recall expenses reduced U.S. Retail operating profit by $20 million in the quarter.

Snacks division net sales grew 12 percent, fueled by continued strong sales and market share gains for Nature Valley grain snacks, Fiber One bars and fruit snacks. Yoplait division net sales increased 11 percent, reflecting pricing, continued strong performance from Yoplait Light yogurt, and good initial results from new products including Yo-Plus yogurt with probiotic cultures and fiber. Net sales for Big G cereals grew 3 percent, following 5 percent growth in the first quarter of 2008. Baking Products net sales also increased 3 percent. Meals division net sales grew 1 percent, led by Progresso ready-to-serve soups. Pillsbury USA division sales declined 2 percent including the impact of the frozen pizza recall. Net sales for the company’s Small Planet Foods organic business rose 14 percent.

Through six months, U.S. Retail segment net sales increased 5 percent to $4.55 billion. Unit volume matched prior-year levels, and operating profits increased 1 percent to $1.06 billion.

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International Segment Results

Second-quarter net sales for General Mills’ consolidated international businesses grew 22 percent to $666 million. Volume increases contributed 8 points of growth, pricing and mix added 5 points of growth, and foreign exchange accounted for 9 points of the increase. Sales grew in every major geographic region in which the company competes. Latin America led net sales growth in the quarter, driven by market share gains and pricing actions taken in key countries. Asia/Pacific and Europe grew net sales at double-digit rates. Net sales in Canada increased 2 percent. International segment operating profits grew 36 percent to $84 million.

Through the first half, International segment net sales grew 20 percent to $1.27 billion and operating profits increased 32 percent to $155 million.

Bakeries and Foodservice Segment

Second-quarter net sales for the Bakeries and Foodservice segment grew 8 percent to $517 million, reflecting price increases taken to counter rising input costs. Unit volume declined 1 percent and operating profits were 14 percent below last year’s second-quarter results, when profits increased 40 percent.

Through six months, Bakeries and Foodservice segment net sales increased 4 percent to $958 million and operating profits totaled $82 million compared to $85 million in last year’s first half. 2008 first-half results included approximately $3 million of expenses for conversion from brokers to a direct sales force for a portion of this business.

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Joint Venture Summary

After-tax earnings from joint ventures totaled $28 million in the second quarter of 2008 compared to $23 million in the same period last year. Both periods include charges of $1 million after tax associated with previously announced restructuring of the Cereal Partners Worldwide (CPW) manufacturing plants in the United Kingdom.

Net sales for the company’s joint ventures grew 17 percent in the second quarter to $309 million, led by a 21 percent sales increase for CPW. Net sales for the Häagen-Dazs joint ventures in Asia increased 4 percent. Net sales for 8th Continent (U.S. soy beverage joint venture) declined 15 percent.

Through six months, after-tax earnings from joint ventures totaled $50 million in 2008 compared to $43 million in the first half of 2007. These totals include CPW restructuring expenses of $3 million in each period.

Corporate Items

Restructuring, impairment and other exit costs totaled $3 million of expense in the second quarter, compared to $1 million of income in the period a year ago. Associated costs (primarily accelerated depreciation of assets in facilities to be sold) of $17 million are included in corporate unallocated expense in our operating segment results, and are recorded in cost of sales in the consolidated statements of earnings. Total corporate unallocated expense was $26 million in the second quarter of 2008, down from $40 million in the same period a year ago, primarily due to a net $15 million mark-to-market gain on commodity hedges and an $11 million gain on the sale of a corporate investment.

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Net interest expense for the second quarter totaled $116 million, up 5 percent due to higher debt levels. The effective tax rate for the quarter was 36.5 percent compared to 35.9 percent in the same period a year ago.

Cash Flow Highlights

Cash flow from operations totaled $444 million through November 2007, down from $565 million through the second quarter of last year primarily due to higher working capital. Capital expenditures through the first six months totaled $186 million in fiscal 2008 compared to $150 million last year. Dividends through six months grew to $259 million. The company repurchased 21 million shares of common stock during the first half of fiscal 2008 at an average price of $58 per share. In October 2007, the company issued 14 million shares to Lehman Brothers under a forward purchase contract and received $750 million in cash, which was used to retire outstanding debt.

Outlook

Looking ahead to the second half of fiscal 2008 Powell said, “We expect our good sales momentum to continue, with contributions from additional new product introductions, selected pricing actions and ongoing investment in brand-building activities. For the year in total, we now estimate that our net sales will grow at a mid-single digit rate, exceeding our long-term goal of low single-digit sales growth.”

The company expects input cost inflation will be higher in the second half than in the first half, and that full-year inflation will be greater than originally estimated. However, above-plan results through the first half, pricing and increased productivity savings are expected to offset this cost pressure. General Mills reaffirmed its fiscal 2008 earnings per share guidance of $3.39 to $3.43.

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Total company segment operating profit is a non-GAAP measure. A reconciliation of this measure to the relevant GAAP measure, operating profit, appears in the attached consolidated operating segment results schedule.

General Mills will hold a briefing for investors today, December 19, 2007, beginning at 8:30 a.m. EST. You may access the web cast from General Mills’ corporate home page at www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended		Six-Month Period Ended
	Nov. 25, 2007	Nov. 26, 2006	Nov. 25, 2007	Nov. 26, 2006

Net sales	$3,703.4	$3,466.6	$6,775.4	$6,327.0

Cost of sales	2,372.2	2,187.0	4,288.0	3,983.7
Selling, general, and administrative expenses	641.3	605.5	1,272.9	1,180.3
Restructuring, impairment, and other exit costs (income)	2.8	(1.1)	17.3	(3.0)

Operating profit	687.1	675.2	1,197.2	1,166.0

Interest expense, net	115.9	110.5	229.2	215.5

Earnings before income taxes and after-tax earnings from joint ventures	571.2	564.7	968.0	950.5

Income taxes	208.3	202.7	338.6	340.7

After-tax earnings from joint ventures	27.6	23.4	50.0	42.5

Net earnings	$390.5	$385.4	$679.4	$652.3

Earnings per share – basic	$1.19	$1.12	$2.04	$1.87

Earnings per share – diluted	$1.14	$1.08	$1.95	$1.81

Dividends per share	$0.39	$0.35	$0.78	$0.70

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

OPERATING SEGMENT RESULTS

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended		Six-Month Period Ended
	Nov. 25, 2007	Nov. 26, 2006	Nov. 25, 2007	Nov. 26, 2006
Net sales:
U.S. Retail	$2,521.0	$2,441.7	$4,552.7	$4,351.7
International	665.7	544.6	1,265.1	1,050.2
Bakeries and Foodservice	516.7	480.3	957.6	925.1

Total	$3,703.4	$3,466.6	$6,775.4	$6,327.0

Operating profit:
U.S. Retail	$583.8	$595.6	$1,057.1	$1,042.9
International	84.3	61.9	155.3	117.8
Bakeries and Foodservice	48.0	56.1	82.0	85.1

Total segment operating profit	716.1	713.6	1,294.4	1,245.8

Corporate unallocated expense	26.2	39.5	79.9	82.8
Restructuring, impairment, and other exit costs (income)	2.8	(1.1)	17.3	(3.0)

Operating profit	$687.1	$675.2	$1,197.2	$1,166.0

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	Nov. 25, 2007 (Unaudited)	Nov. 26, 2006 (Unaudited)	May 27, 2007 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$530.1	$491.9	$417.1
Receivables	1,221.8	1,117.9	952.9
Inventories	1,567.2	1,358.7	1,173.4
Prepaid expenses and other current assets	449.5	381.4	443.1
Deferred income taxes	75.3	147.8	67.2

Total current assets	3,843.9	3,497.7	3,053.7

Land, buildings, and equipment	2,974.5	2,917.6	3,013.9
Goodwill	6,752.4	6,635.7	6,835.4
Other intangible assets	3,764.3	3,665.3	3,694.0
Other assets	1,746.4	2,047.1	1,586.7

Total assets	$19,081.5	$18,763.4	$18,183.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$786.1	$681.5	$777.9
Current portion of long-term debt	2,049.2	1,739.4	1,734.0
Notes payable	2,046.0	2,677.5	1,254.4
Other current liabilities	1,341.8	1,958.6	2,078.8

Total current liabilities	6,223.1	7,057.0	5,845.1

Long-term debt	3,599.1	2,240.6	3,217.7
Deferred income taxes	1,413.6	1,800.9	1,433.1
Other liabilities	1,923.9	982.1	1,229.9

Total liabilities	13,159.7	12,080.6	11,725.8

Minority interests	242.3	1,137.0	1,138.8

Stockholders’ equity:

Common stock, 502.3 shares issued, $0.10 par value	50.2	50.2	50.2
Additional paid-in capital	6,173.0	5,762.5	5,841.3
Retained earnings	6,165.7	5,511.8	5,745.3
Common stock in treasury, at cost, shares of 166.3, 158.1, and 161.7	(6,760.4)	(5,875.0)	(6,198.0)
Accumulated other comprehensive income (loss)	51.0	96.3	(119.7)

Total stockholders’ equity	5,679.5	5,545.8	5,319.1

Total liabilities and equity	$19,081.5	$18,763.4	$18,183.7

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 25, 2007	Nov. 26, 2006

Cash Flows – Operating Activities
Net earnings	$679.4	$652.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	235.6	209.3
After-tax earnings from joint ventures	(50.0)	(42.5)
Stock-based compensation	86.6	80.2
Deferred income taxes	(38.0)	11.9
Distributions of earnings from joint ventures	16.2	10.0
Pension, other postretirement, and postemployment benefit costs	(23.2)	(28.2)
Restructuring, impairment, and other exit costs (income)	13.4	(3.4)
Changes in current assets and liabilities	(472.6)	(359.9)
Other, net	(3.7)	35.5
Net cash provided by operating activities	443.7	565.2
Cash Flows – Investing Activities
Purchases of land, buildings, and equipment	(186.4)	(149.5)
Acquisitions	0.9	(58.0)
Investments in affiliates, net	4.8	(111.8)
Proceeds from sale of marketable securities, net of purchases	—	0.3
Proceeds from disposal of land, buildings, and equipment	11.3	11.5
Proceeds from disposal of businesses	—	11.7
Other, net	—	(11.7)
Net cash used by investing activities	(169.4)	(307.5)
Cash Flows – Financing Activities
Change in notes payable	744.0	1,159.2
Issuance of long-term debt	700.0	—
Payment of long-term debt	(5.7)	(581.9)
Settlement of Lehman Brothers forward purchase contract	750.0	—
Repurchase of Series B-1 limited membership interests in General Mills Cereals, LLC (GMC)	(843.0)	—
Repurchase of General Mills Capital, Inc. preferred stock	(150.0)	—
Proceeds from sale of Class A limited membership interests in GMC	92.3	—
Common stock issued	52.4	147.4
Tax benefit on exercised options	13.0	33.2
Purchases of common stock for treasury	(1,284.5)	(890.2)
Dividends paid	(259.4)	(247.4)
Other, net	—	(32.3)
Net cash used by financing activities	(190.9)	(412.0)
Effect of exchange rates’ change on cash and cash equivalents	29.6	(1.2)
Increase (decrease) in cash and cash equivalents	113.0	(155.5)
Cash and cash equivalents – beginning of year	417.1	647.4
Cash and cash equivalents – end of period	$530.1	$491.9
Cash Flow from Changes in Current Assets and Liabilities:
Receivables	$(247.5)	$(205.2)
Inventories	(374.6)	(308.8)
Prepaid expenses and other current assets	25.3	(0.1)
Accounts payable	4.3	7.7
Other current liabilities	119.9	146.5
Changes in current assets and liabilities	$(472.6)	$(359.9)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include certain information and disclosures required for comprehensive financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the quarterly and six-month periods ended November 25, 2007, are not necessarily indicative of the results that may be expected for the fiscal year ending May 25, 2008.

(2)

On November 1, 2007, we voluntarily recalled all pepperoni varieties of Totino’s and Jeno’s frozen pizzas manufactured on or before October 30, 2007, due to potential contamination. The recall did not significantly affect sales versus the second quarter and six-month periods ended November 26, 2006. During the second quarter of fiscal 2008, we incurred costs of $20.1 million for product write-offs, logistics and other costs related to the recall, recorded primarily in cost of sales.

(3)

During the second quarter of fiscal 2008, we approved a plan to transfer Old El Paso production from our Poplar, Wisconsin facility to other plants and close the Poplar facility. This action to improve capacity utilization and reduce costs affects 113 employees and resulted in a charge of $2.7 million. We anticipate this project to be completed in January, 2009. We also incurred a $17.3 million non-cash charge related to accelerated depreciation on long-lived assets at our Trenton, Ontario plant, whose closure was announced in the first quarter of fiscal 2008. The accelerated depreciation charges are recorded in cost of sales in our Consolidated Statements of Earnings, and in unallocated corporate expenses in our Schedule of Operating Segment Results.

During the second quarter of fiscal 2007, we recognized $1.1 million of income associated with adjustments to restructuring actions previously announced.

During the six-month period ended November 25, 2007, we took additional restructuring actions beyond the item described above. Due to declining financial results, we decided to exit our frozen waffle product line (retail and foodservice) and to close our waffle plant in Allentown, Pennsylvania. We recorded a charge of $10.1 million related to this closure. We completed an analysis of the viability of our Bakeries and Foodservice frozen dough facility in Trenton, Ontario, and will close the facility. We recorded an $8.5 million charge related to this action. We also restructured our production scheduling and discontinued our cake product line at our Chanhassen, Minnesota Bakeries and Foodservice plant. We recorded a charge of $3.0 million as a result of these actions. We also completed the sale of our previously closed Vallejo, California plant and recorded a gain of $7.1 million.

During the six month period ended November 26, 2006, we recorded income related to restructuring and other exit activities of $3.0 million. We sold our previously closed plant in San Adrian, Spain, resulting in a gain of $8.6 million. We incurred a $5.9 million loss associated with the divestiture of our par-baked bread product line, including its plants in Chelsea, Massachusetts and Tempe, Arizona.

(4)

On August 7, 2007, we repurchased for a net amount of $843.0 million all of the outstanding Series B-1 limited membership interests (Series B-1 Interests) previously issued by our subsidiary General Mills Cereals, LLC (GMC) as part of a required remarketing of those interests. The purchase price reflected the Series B-1 Interests’ original capital account balance of $835.0 million and $8.0 million of capital account appreciation attributable and paid to the third party holder of the Series B-1 Interests. The capital appreciation paid to the third party holder of the Series B-1 Interests was recorded as a reduction to retained earnings, a component of stockholders’ equity, on the Consolidated Balance Sheets, and reduced net earnings available to common stockholders in our basic and diluted earnings per share calculations. We used commercial paper to fund the repurchase.

We and the third party holder of all of GMC’s outstanding Class A limited membership interests (Class A Interests) agreed to reset, effective on June 28, 2007, the preferred rate of return applicable to the Class A Interests to the sum of 3 month LIBOR plus 65 basis points. On June 28, 2007, we also sold $92.3 million of additional Class A Interests to the same third party. There was no gain or loss associated with these transactions. As of November 25, 2007, the carrying value of all outstanding Class A Interests on our Consolidated Balance Sheets was $242.3 million, and the capital account balance of the Class A Interests upon which preferred distributions are calculated was $248.1 million.

On June 28, 2007, we repurchased for $150.0 million all of the outstanding Series A preferred stock of our subsidiary General Mills Capital, Inc. using proceeds from the sale of the Class A Interests and commercial paper. There was no gain or loss associated with this repurchase.

(5)	Basic and diluted earnings per share (EPS), including the impact of the adoption of SFAS 123R in fiscal 2007, were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In millions, except per share data	Nov. 25, 2007	Nov. 26, 2006	Nov. 25, 2007	Nov. 26, 2006
Net earnings – as reported	$390.5	$385.4	$679.4	$652.3
Capital appreciation paid on Series B-1 interests in GMC (a)	—	—	(8.0)	—
Net earnings for basic and diluted EPS calculations	$390.5	$385.4	$671.4	$652.3

Average number of common shares – basic EPS	328.0	343.9	329.0	347.9
Incremental share effect from:
Stock options	10.7	10.6	10.8	10.0
Restricted stock, restricted stock units, and other	3.0	2.1	2.8	1.7
Forward purchase contract (b)	0.7	0.8	1.0	0.6
Average number of common shares – diluted EPS	342.4	357.4	343.6	360.2

Earnings per share – basic	$1.19	$1.12	$2.04	$1.87
Earnings per share – diluted	$1.14	$1.08	$1.95	$1.81

(a)	See Note 4.

(b)

On October 15, 2007, we settled a forward purchase contract with Lehman Brothers Holdings, Inc. by issuing 14.3 million shares of common stock in exchange for $750 million cash. These shares are included in the average number of common shares from the date of issuance. We used the cash to repay debt.

(6)

As of the beginning of fiscal 2008, we adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” Upon adoption, we recorded a $218.1 million reduction to accrued taxes within other current liabilities, a $151.9 million reduction to goodwill, a $57.8 million increase to additional paid-in capital and an $8.4 million increase to retained earnings. In addition, we had gross unrecognized tax benefit liabilities of $535.0 million that we reclassified from other current liabilities to other liabilities.